THIS AGREEMENT made as of the 5th day of February, 2001 and effective as of the 1st day of August, 2000.

BETWEEN:

***Zi* CORPORATION OF AMERICA, INC.**, a body corporate, incorporated under the laws of the State of Nevada (hereinafter called the "Z i Corporation of America, Inc.")

- and -

ROLAND WILLIAMS, an individual residing in the City of Pleasant Hill, in the State of California (hereinafter called the "E mployee")

EMPLOYMENT AGREEMENT

WHEREAS:

A. Zi Corporation of America, Inc. is desirous of engaging the services and expertise of the Employee upon the terms, conditions and for the considerations hereinafter set forth; and

B. the parties desire to enter into this Agreement to set forth their respective rights and obligations.

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the premises, the mutual covenants and agreements herein contained and other good and valuable consideration, the parties hereto mutually covenant and agree as set forth herein.

ARTICLE 1.
CONTRACT OF SERVICES

1.01 Subject to the earlier termination of this Agreement as hereinafter provided, Zi Corporation of America, Inc., agrees to employ the services of the Employee on a full-time basis to provide services to Zi Corporation of America, Inc., and its parent company, Zi Corporation and its affiliates (collectively hereinafter referred to as the "Corporation") in accordance with the terms and provisions hereof.

The parties hereto (and Zi Corporation) agree that in the event Zi Corporation of America Inc. is wound-up, dissolved, becomes bankrupt or insolvent, this Agreement shall be deemed, without any further action by any of the parties, to be assigned to Zi Corporation and Zi Corporation shall assume all obligations of Zi Corporation of America, Inc.

1.02 The Employee shall be responsible for and shall have such authority as is ordinarily consistent with the position of Senior Vice – President, Technical Innovations and for such other matters as the directors may authorize from time to time except such matters and duties as by law must be transacted or performed by the board of directors and/or the shareholders of the Corporation. All such authority of the Employee shall be subject to the power, direction and control of the board of directors of the Corporation.

1.03 Without limiting the generality of section 1.02 hereof, the Employee's services hereunder shall be provided on the basis of the following terms and conditions:

(a) the Employee's title shall be Senior Vice – President, Technical Innovations of the Corporation reporting to the Chief Operating Officer and/or President of the Corporation or such other person as may from time to time be designated by the Chief Executive Officer of the Corporation;

(b) the Employee shall faithfully, honestly and diligently serve the Corporation and cooperate with the Corporation and utilize maximum professional skill and care to ensure that all services rendered hereunder are to the satisfaction of the Corporation, acting reasonably, and shall provide any other services not specifically mentioned herein, but which by reason of his capability he knows or ought to know to be necessary to ensure that the best interests of the Corporation are maintained;

(c) the Employee shall be responsible for those duties and responsibilities more fully described in Schedule "C" attached;

(d) It is understood that occasional travel to the Corporation's various branch office locations may be required in order to fulfil the Employee's duties and responsibilities;

(e) the Employee shall assume, obey, implement and execute such duties, directions responsibilities, procedures, policies and lawful orders as may be determined or given by the board of directors or the Chief Operating Officer of the Corporation from time to time or such other person as may from time to time be designated by the Chief Executive Officer of the Corporation; and

(f) the Employee shall perform such duties and may exercise such powers as may from time to time be assigned to or vested in him by the by-laws of the Corporation.

1.04 Subject to the terms of the Confidentiality and Non-Competition Agreement appended as Schedule "A", the Employee agrees to devote his full time and attention and use his best efforts to further the business and interests of the Corporation during the term of this Agreement to the exclusion of all other employment opportunities, business opportunities, consulting or contracting ("Outside Employment") unless otherwise agreed to by the Chief Operating Officer of the Corporation. Without limiting the generality of the foregoing, the Corporation hereby acknowledges and agrees that the Employee is presently engaged in Outside Employment listed in Schedule "D" attached hereto.

1.05 It is acknowledged and agreed between the parties hereto that the services to be provided by the Employee hereunder are of such a nature that regular business hours may be impossible or impractical and that the Employee be required to perform services in excess of eight hours per day or five days per week. It is also anticipated that there will be certain evenings, weekends and holidays during which the Employee may be required to provide services and that the services to be provided by the Employee are, *inter alia,* of a supervisory nature. The Employee therefore agrees that the consideration herein set forth shall be in full and complete satisfaction for his work and services to be provided hereunder, no matter when and how performed, and the Employee releases the Corporation from any additional pay or compensation, which he might have by reason of any existing or future legislation or otherwise.

1.06 Subject to Section 1.03(d), the services of the Employee shall be carried out and performed by the Employee primarily in the area in Northern California commonly referred to by residents thereof as the "Bay Area", in the State of California or such other places as may be mutually agreed between the Employee and the Corporation.

ARTICLE 2.
TERM OF CONTRACT

2.01 Subject to termination pursuant to Article 8 herein, the term of this Agreement shall commence effective as of August 1, 2000 and shall continue to and including August 1, 2003.

ARTICLE 3.
COMPENSATION

3.01 In consideration of the services to be provided by the Employee to the Corporation pursuant to Article 1 hereof, the Corporation shall pay to the Employee an amount equal to **ONE HUNDRED AND FIFTY THOUSAND (US$150,000) DOLLARS** per annum (the "Base Salary"), payable in equal bi-weekly instalments on the 15th and last business day of each calendar month together with such bonuses and increments as may be payable under Section 3.05.

3.02 The parties acknowledge that pursuant to the terms of a stock option agreement and subject to receipt of all regulatory approvals, the Corporation shall grant stock options to the Employee to purchase common shares in the capital of the Corporation as described in Schedule B to this Agreement.

3.03 The Employee shall be reimbursed for all reasonable expenses incurred by him in or about the execution of his services hereunder, including living expenses while absent from the Bay Area , travel and meeting/entertainment expenses. All such expenses shall be verified by statements, receipts or other reasonable evidence satisfactory to the Corporation.

3.04 The Employee shall be entitled to participate in all medical, dental and other health care, life insurance, group accident, long term disability, savings, profit sharing, share option, share purchase and any other benefit plans (or the reasonable equivalent thereof) which Zi Corporation may provide from time to time as are normally applicable to its senior management employees.

3.05 The Employee may be granted a performance bonus, (the "Performance Bonus"), of up to 40% of the Base Salary (on an annualized basis), based on the achievement of performance measures to be determined by the Chief Operating Officer of Zi Corporation, or such other officer of the Company as the Chief Executive Officer of Zi Corporation may direct. Any such bonus shall be paid at the end of each calendar year. The granting of a Performance Bonus shall not have any impact or prejudicial effect on any additional bonus, which may be granted to the Employee by the Board of Directors in its sole discretion from time to time.

3.06 The Corporation shall be entitled to withhold and remit from such amounts payable hereunder as is required by law from time to time.

ARTICLE 4.
INCAPACITY

4.01 The Employee shall be entitled to reasonable time off from his services, without loss of compensation, due to sickness or illness or other incapacity.

4.02 In the event the Employee is insured either personally or through the Corporation or through a group plan provided by the Corporation for loss of income as a result of disability and the Employee receives compensation or disability income pursuant thereto, then the amount of remuneration which the Employee is otherwise entitled to receive hereunder during the period of illness or incapacity shall be reduced by the amount of compensation or disability income paid by such insurer to the Employee and the Employee covenants and agrees that he shall immediately advise the Corporation from time to time of the receipt of any such disability income paid by such insurer to the Employee.

ARTICLE 5.
CONFIDENTIALITY AND NON-COMPETITION

5.01 The Employee covenants and agrees to enter into a Confidentiality and Non-Competition Agreement substantially in the form appended hereto as Schedule "A".

ARTICLE 6.
VACATION

6.01 During the term hereof, the Employee shall be entitled to twenty (20) working days of paid vacation for each 12 month period of this Agreement. The Employee agrees that any vacation is subject to reasonable control over scheduling by the Corporation.

ARTICLE 7.
NON-ASSIGNABILITY

7.01 This Agreement and all other rights, benefits, and privileges herein conferred are personal to the Employee and accordingly may not be assigned by the Employee; however, the Corporation may, on prior written notice to the Employee, assign this Agreement at any time to any of its subsidiaries or affiliates.

ARTICLE 8.
TERMINATION

8.01 This Agreement shall be terminated prior to the end of the term specified in section 2.01 hereof upon the occurrence of any one of the following events in which case the Corporation shall have no further obligation to the Employee under this Agreement:

(a) the death of the Employee;

(b) the Employee becoming bankrupt or making an assignment for the benefit of creditors in general;

(c) ninety (90) days written notice by the Employee of his intention to terminate this Agreement;

(d) upon written notice by the Corporation of its intention to terminate this Agreement, payment to the Employee in an amount equal to the Base Salary such amount to be paid in such instalments or in such manner as the parties may agree, and further provided that the Employee shall have executed and delivered a release, in form and substance satisfactory to the Corporation which inter alia releases the Corporation from liability in respect of the Employee's employment with the Corporation. In addition, any unvested options that would have vested within ninety (90) days following the date of termination shall be deemed to have vested on the date of termination;

(e) incapacity due to illness, disability or injury to the Employee that renders the Employee unable to perform his duties for a period of longer than six (6) consecutive months or eight (8) months in any twelve month period and, as of such date of termination, the Corporation shall have no further obligation to the Employee under this Agreement;

(f) at any time by the Corporation, without notice, for cause, and as of such date of termination, the Corporation shall have no further obligation to the Employee under this Agreement;

8.02 In the event of:

(a) a change of control of Zi Corporation (as such term is customarily used in the *Securities Act* (Alberta)) through ownership of its common shares including a "take-over bid" or an "issuer bid";

(b) a change in all or substantially all of the members of the board of directors of Zi Corporation; or

(c) Zi Corporation merging, amalgamating or re-organizing with another corporation that is not an affiliate of the Corporation; or

(d) the sale of all or substantially all of the assets or undertakings of Zi Corporation;

the Employee shall be given notice of such event or events and shall within thirty (30) days after receipt of such notice, advise the Corporation in writing as to one of the following:

(e) that he shall continue to remain in the services of the Corporation and the terms of this agreement shall remain in full force and effect; or

(f) that he desires to terminate this agreement, in which case this agreement shall terminate and the Employee shall be entitled to be paid the cash equivalent of three (3) months Base Salary.

8.03 In the event the Employee terminates this Agreement pursuant to Article 8.02(f), then in addition to any payment made thereunder, any securities convertible into or exchangeable for securities or shares of the Corporation or any affiliate thereof or any options, rights, warrants or other entitlements for the purchase or acquisition of shares of the Corporation or any affiliate thereof that are held by, or granted to the Employee that are not then exercisable ("Unexercised Rights") shall be accelerated so that, notwithstanding any provision of any resolution, agreement, contract or instrument pertaining to or evidencing the Unexercised Rights to the contrary, the Unexercised Rights shall become immediately exercisable and shall remain exercisable for a period of ninety (90) days following the date of termination, and this Agreement shall evidence any such agreement of the Corporation and the Employee to such acceleration as may be required under, pursuant to or in connection with the Unexercised Rights or any documents or instruments creating or governing such Unexercised Rights.

ARTICLE 9.
NOTICES

9.01 All notices required or allowed to be given under this agreement shall be made either personally or by mailing same by prepaid registered post, addressed as hereinafter set forth or to such other address as may be designated from time to time by such party in writing, and any notice mailed as aforesaid shall be deemed to have been received by the addressees thereof on the fifth business day following the day of mailing:

Zi Corporation of America, Inc.
~~500 Ygnacio Valley Road~~ 685 Market St.,
Suite ~~250~~ 460
~~Walnut Creek~~ San Francisco, CA
~~94596~~ 105

Roland Williams
1104 Black Pine Lane
Pleasant Hill, CA
94523-2561

Any party may from time to time change its address for service hereunder by written notice to the other parties. Any notice may be served by hand delivery or by mailing same by prepaid, registered post, in a properly addressed envelope, addressed to the party to whom the notice is to be given at its address for service hereunder.

ARTICLE 10.
SEVERABILITY

10.01 If any covenant or provision herein is determined to be void or unenforceable in whole or in part, it will not be deemed to affect or impair the enforceability or validity of any other covenant or provision of this agreement or any part thereof.

ARTICLE 11.
RELIEF

11.01 The parties to this agreement recognize that a breach by the Employee of any of the covenants herein contained would result in damages to the Corporation and that the Corporation could not adequately be compensated for such damages by monetary award. Accordingly, the Employee agrees that in the event of any such breach, in addition to all other remedies available to the Corporation at law or in equity, the Corporation will be entitled as a matter of right to apply to a court of competent equitable jurisdiction for relief by way of restraining order, injunction decree or otherwise, as may be appropriate to ensure compliance with the provisions of this agreement.

ARTICLE 12.
WAIVER

12.01 The parties agree that all restrictions in this agreement are necessary and fundamental to the protection of the Corporation and are reasonable and valid, and all defences to the strict enforcement thereof by the Corporation are hereby waived by the Employee.

ARTICLE 13.
GENERAL

13.01 The parties hereto agree that they have expressed herein their entire understanding and agreement concerning the subject matter of this agreement and it is expressly agreed that no implied covenant, condition, term or reservation or prior representation or warranty shall be read into this agreement relating to or concerning the subject matter hereof or any matter or operation provided for herein.

13.02 The provisions of this agreement will enure to the benefit of and be binding upon the heirs, executors, administrators and legal personal representatives of the Employee and the successors and assigns of the Corporation respectively.

13.03 Wherever the singular or masculine or neuter is used in this agreement, the same shall be construed as meaning the plural or feminine or body politic or body corporate and vice versa where the context of the parties hereto so require.

13.04 Time is of the essence hereof.

13.05 This Agreement shall be construed and interpreted in accordance with the laws of the State of California and each of the parties hereto hereby irrevocably attorns to the jurisdiction of the Courts of such province and agrees that the Courts of that province have exclusive jurisdiction to hear all disputes arising from or related to this Agreement or the termination hereof.

13.06 The Employee acknowledges that he has had the opportunity to have legal counsel review this agreement.

ARTICLE 14.
OFFICE EQUIPMENT

14.01 The Employee is responsible for the security of any corporate assets in his possession. If loss or damage to these assets is a result of gross negligence for the care and security of the asset, the Employee acknowledges that he may be held responsible for repair or replacement.

IN WITNESS WHEREOF the parties hereto have executed this Agreement effective as of the date and year first above written.

Zi CORPORATION OF AMERICA, INC.

Per: ______________________

SIGNED, SEALED AND DELIVERED in the presence of:

____
Witness to the signature of the Employee

______________________ 2/05/01
ROLAND WILLIAMS

Date: 2/5/01

In respect of Section 1.01 of this Agreement:

ZI CORPORATION

By: ______________________

SCHEDULE "B"
to the Employment Agreement between Zi Corporation of America, Inc. and Roland Williams

STOCK OPTIONS

Zi Corporation has reserved as of October 10, 2000 (the "Option Effective Date"), 45,000 stock options at a strike price of Cdn $8.50 vested in three equal instalments: 15,000 stock options vesting at the end of 6 months from the Option Effective Date; 15,000 stock options vesting at the end of 12 months from the Option Effective Date; and 15,000 stock options vesting at the end of 24 months from the Option Effective Date.

SCHEDULE "C"
To the Employment Agreement between Zi Corporation of America, Inc. and Roland Williams

Duties and Responsibilities

The duties and responsibilities of the Employee shall include:

- Assisting the senior management team in:

(i) identification of industry-based leading edge technical projects ("Technical Projects") for development by the Corporation;

(ii) preparation and presentation of such Technical Projects (including the construction of prototypes therefore) for approval by senior management of the Corporation; and

(iii) developing a strategy for the development and roll-out of products arising from the Technical Projects.

- Building and maintaining expertise in research and knowledge necessary to maintain the Corporation at the forefront of intelligent user interface technology (and such other technologies as may be identified by the Corporation from time to time).

- Collect, utilize and otherwise draw upon technical and market information from the Corporation's various departments (including without limitation, the Engineering, Project Management and Product Line Management departments) to propose and develop Technical Projects.

- Manage the Technical Innovations department, its personnel, projects and undertakings as required to fulfil its functions.

- Assist the Legal Department in co-ordinating, developing and managing the Corporation's intellectual property portfolio.

~~SCHEDULE "D"~~

SCHEDULE " D"

to the Employment Agreement between Zi Corporation of America, Inc. and Roland Williams

<u>Outside Employment</u>

Director of Wildcard Wireless Corp.